EXHIBIT 99.1

For Immediate Release	Release No. 06-003

For Additional Information, Contact:
INDUSTRIAL DISTRIBUTION GROUP, INC. (NASDAQ: IDGR)	Jack P. Healey Executive Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2010 www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP DIRECTOR ADOPTS RULE 10b5-1 TRADING PLAN
ATLANTA, June 6, 2006 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today announced that it has been informed by its Director, Andrew B. Shearer, that he is adopting a pre-arranged stock trading plan to sell a portion of his company stock over time as part of his individual long-term strategy for asset diversification and liquidity. The stock trading plan was adopted by Mr. Shearer on May 31, 2006 in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934.
Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.
Mr. Shearer has provided the following information regarding the terms of his Rule 10b5-1 Plan: Mr. Shearer intends to sell an aggregate of up to 156,833 shares of which 136,833 shares are in respect to vested options that expire on December 31, 2006 and which are required to be exercised pursuant to the terms of the company’s employee stock option plan documents. The exercise of the options and sale period commenced June 2, 2006 and ends November 30, 2006. In addition, 20,000 restricted shares are included within Mr. Shearer’s Rule 10b5-1 Plan with a sale period that begins June 2, 2006 and ends December 31, 2006. The restricted shares will be sold pursuant to Rule 144. The transactions under these plans commenced June 2, 2006, and will be disclosed publicly through filings with the Securities and Exchange Commission. If Mr. Shearer completes all the planned sales of shares under his Rule 10b5-1 Plan he would continue to own approximately 551,962 shares, representing approximately 5.9% of IDG’s outstanding shares based on the most recent number of outstanding shares the Company reported in its Form 10-Q filed with the Securities and Exchange Commission for the first quarter ended March 31, 2006.

About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives, maintenance equipment, machine tools and safety products, and can supply virtually any other MROP product that its customers may require. Through its business process outsourcing services, the company provides an array of value-added MROP services and other arrangements, such as Flexible Procurement Solutions™ (FPS). These solutions emphasize and utilize IDG’s specialized knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG’s associates work full time in more than 100 customers’ manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement at their facilities.
IDG serves over 16,000 active customers, representing a diverse group of large and mid-sized national and international corporations, including Borg-Warner Inc., ArvinMeritor, Inc., PPG Industries, General Electric Company, Duracell, Honeywell International Inc., Black & Decker Corp., and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States, as well as Mexico and China.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.
Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors, including heightened national security risks such as acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward Looking Statements,” in the company’s Forms 10-K, 10-Q, and 8-K reports filed or furnished by the company which discussion is incorporated herein by reference.
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